                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-11(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. 2)(1)

           MESSAGEMEDIA, INC. (formerly First Virtual Holdings, Inc.)
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   337486 10 4
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                                 (CUSIP Number)

                                    12/31/98
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             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)

----------

1. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages

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CUSIP NO.  337486 10 4                13G
----------------------

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   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          LEE H. STEIN

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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [ ]

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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

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                            5    SOLE VOTING POWER

                                 1,653,664*
       NUMBER OF          ------------------------------------------------------
         SHARES             6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                 0
     EACH REPORTING       ------------------------------------------------------
        PERSON WITH         7    SOLE DISPOSITIVE POWER

                                 1,653,664*
                          ------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                 0

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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,653,664*

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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]

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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.8%

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   12     TYPE OF REPORTING PERSON

          IN

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* INCLUDES 1,076,064 SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS TO PURCHASE COMMON STOCK, WITHIN 60 DAYS OF DECEMBER 31, 1998.



                               Page 2 of 4 pages

ITEM 1(a).     Name of Issuer:

               MessageMedia, Inc, formerly First Virtual Holdings, Inc.

ITEM 1(b).     Address of Issuer's Principal Executive Offices:

               4104 Sorrento Valley Boulevard, Suite 200

               San Diego, CA  92130

ITEM 2(a).     Name of Person Filing:

               Lee H. Stein

ITEM 2(b).     Address of Principal Business Office or, if none, Residence:

               17435 Los Morros
               P.O. Box 2771
               Rancho Santa Fe, CA  92067-2711

ITEM 2(c).     Citizenship:

               United States

ITEM 2(d).     Title of Class of Securities:

               Common Stock

ITEM 2(e).     CUSIP Number:

               337486 10 4

ITEM 3.  NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

         (a)   Amount Beneficially Owned:

               1,653,664

         (b)   Percent of Class:  4.8%

         (c)   Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 1,653,664
               (ii)   shared power to vote or to direct the vote:  0
               (iii)  sole power to dispose or to direct the disposition of:
                      1,653,664
               (iv)   shared power to dispose or to direct the disposition of:
                      0



                               Page 3 of 4 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 9, 1999
                                             -----------------------------------
                                             Date

                                             /s/ Lee H. Stein
                                             -----------------------------------
                                             Signature

                                             Lee H. Stein
                                             -----------------------------------
                                             Name/Title



                               Page 4 of 4 pages